                                                                    EXHIBIT 10.8

                          JOINT DEVELOPMENT AGREEMENT

     This Joint Development Agreement (the "Agreement") is made and entered into as of the 29th day of October, 1999 (the "Effective Date"), by and between IGS Technologies, Inc., a corporation organized and existing under the laws of California, with its principal place of business at 4001 Burton Drive, Santa Clara, CA 95054 ("IGS"), and Coreum Technology, Inc., a corporation organized and existing under the laws of California, with its principal place of business at 4030, Moorpark Avenue, Suite #125, San Jose, CA 95117 ("Coreum").

Whereas, Coreum has developed and is developing certain MPEG-2 macrocell core designs;

     Whereas, Coreum and iGST are willing to jointly customize and port such designs as well as add new designs for integration into iGST's Integrated Circuits and for usage by Coreum for its Macrocell product offering;

     Now, Therefore, the parties, intending to be legally bound, hereby agree as follows:

1.   DEFINITIONS

     1.1  "Core" shall have the meaning set forth in the Statement of Work.

     1.2 "Database" means the technical specifications described in the Statement of Work, Verilog models and the Documentation.

     1.3 "Deliverables" means the items to be developed and/or provided by Coreum to iGST under this Agreement in accordance with the Statement of Work and the Specifications.

     1.4 "Device" means the embodiment or incorporation of the Core in a semiconductor device or other product.

     1.5 "Documentation" means user manuals, training materials, help text, sample documents and graphics and other written or graphic materials provided to iGST by Coreum that describe the operation of the Core.

     1.6 "Error" shall mean a material nonconformity of the Core with the Specifications.

     1.7 "Improvements" means any improvements, discoveries, developments, modifications or derivative works whether or not patentable.

     1.8 "Intellectual Property Rights" means all current and future trade secrets, copyrights, patents and other patent rights, trademark rights, service mark rights, mask work rights and any and all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction.

     1.9 "Specifications" means the functional specifications of the Core set forth in Attachment 1 to the Statement of Work (see Exhibit A).

     1.10 "Statement of Work" means the document specifying the development work to be performed by Coreum under this Agreement and the iGST's responsibilities for the development (see paragraph 2.3), NRE and Payment per Chip. A copy of the Statement of Work is attached hereto as Exhibit A. The Statement of Work may be amended by the parties from time to time upon the mutual agreement, in writing, of both parties.

     1.11 "Schedule" means the schedule set forth in the Attachment 2 to the Statement of Work (Exhibit A).

2.   Development, Delivery And Acceptance

     2.1 Project Managers. Each party shall appoint a project manager who will coordinate and act as liaison with the other party with respect to each project under the Statement of Work. The parties' respective project managers shall participate in project review meetings as set forth in a Statement of Work or as otherwise mutually agreed. Either party may change its project manager from time to time upon written notice to the other party.

     2.2 Modifications to the Statement of Work. From time to time during the development process, either party may propose changes to the Specifications to improve or add functionality to the Core. If Coreum generates such proposal, the proposal will include an estimate of the effect on price and timing of the development effort. If iGST makes such proposal, Coreum will notify iGST of technical feasibility of the proposed change and the estimated effect on price and timing of Coreum's development effort. The parties will then discuss in good faith whether to adopt such change. To be effective, any such modification to a Statement of Work must be agreed upon in writing by the parties. Absent such written agreement, the Specifications and Statement of Work in existence at the time of the proposal will remain in effect.

     2.3 iGST's Responsibilities. For Coreum to be able to perform its development tasks, iGST must provide the information and mutually agreed upon assistance described in the applicable Statement of Work.

     2.4 Delivery. Coreum shall use diligent efforts to deliver to iGST each of the Deliverables in accordance with the delivery schedule set forth in the applicable Statement of Work. Upon completion of each Deliverable set forth in the Statement of Work, Coreum shall deliver such Deliverable to iGST. Such delivery shall be ex works Coreum's facilities.

     2.5  Acceptance.

               (a) Within thirty (30) days, or such other period of time as may be set forth in the Statement of Work for a particular Deliverable, after receipt by iGST of a Deliverable from Coreum, (the "Acceptance Period"), iGST shall review, test, and evaluate such Deliverable for conformity with the Specifications and in accordance with the test procedures described in the Statement of Work and provide Coreum either (i) a written acceptance of the Deliverable or (ii) a written statement of rejection indicating the non-conformities to the Specification requiring correction. A Deliverable will be deemed accepted by iGST if Coreum does not receive either written acceptance or written rejection regarding such deliverable within the Acceptance Period.

               (b) If any Deliverable is rejected as set forth above, Coreum shall use diligent efforts to remedy all identified, reproducible and material non-conformities to the Specifications in such Deliverable and shall promptly return the reworked Deliverable to iGST for re-testing, review, and reevaluation. If Coreum believes in good faith that such remediation will take longer than thirty (30) days, Coreum shall so notify iGST. iGST shall then, within the Acceptance Period of such redelivery, use reasonable efforts to again provide Coreum with a written statement indicating any further material non-conformities requiring correction.

               (c) The foregoing procedure shall be repeated until (i) final written acceptance of the Deliverable by iGST, or (ii) the parties mutually agree in writing to terminate this Agreement; provided, however, should Coreum fail to remedy all material non-conformities to Specifications in any Deliverable after iGST has rejected such Deliverable three (3) times, iGST may, as its sole remedy, terminate this Agreement in accordance with Section 10.2 hereof.

3.   Joint Development

     3.1  Terms of the Joint Development.

               (a) Subject to the terms and conditions of this Agreement, Coreum and iGST will jointly develop new designs as well as customize and port Coreum's existing integration into iGST's Integrated Circuits and for usage by Coreum for its Macrocell product offering.


               (b) iGST is not in the business of licensing its core and does not intent to offer the jointly develop core as a standard Macrocell. After the completion of this development and final acceptance of the core as specified under this Agreement, iGST might, from time to time, license the core developed during that first year to specific OEM partners.

               (c) Neither iGST nor Coreum shall make the jointly developed core available in the public domain.

     3.2 Trademarks. Nothing in this Agreement shall be deemed to give Coreum or iGST any rights to use any of the other party's trademarks or trade names, including without limitation the respective company names without specific, prior written consent.

     3.3 Ownership. The Core will be developed as a Joint development and ownership will be according to paragraph 3.4 except for Customer Specific, non-standard circuitry or features ("custom circuitry") that iGST has been requested to implement for a specific customer and identified in writing at the time of the discussion of this custom circuitry with Coreum.

     3.4 Jointly Developed Applications. For any joint conception, invention and development of technology, the parties agree that all Intellectual Property Rights conceived, created, made, or first fixed in a tangible medium of expression during the term of and in the course of performance of any applicable Statement of Work, shall be as follows: (i) Coreum's Intellectual Property Rights when algorithms are conceived, invented or created by Coreum personnel not for the purpose of this Joint Development Agreement; (ii) iGST Intellectual Property Rights when algorithms are conceived, invented or created by iGST personnel not for the purpose of this Joint Development Agreement; and (iii) owned jointly by the parties (if not an Improvement to the Core), without right of accounting, when algorithms are conceived, invented or created jointly by iGST and Coreum personnel for the purpose of this Joint Development Agreement ("Joint Intellectual Property"). Coreum and iGST agree that throughout the term of this Agreement they shall cooperate reasonably and in good faith to decide jointly the manner in which their respective interests in Joint Intellectual Property shall be perfected and enforced. Specifically, for Joint Intellectual Property, Coreum and iGST shall jointly decide: (i) the subject matter for which patent applications and applications for copyright registrations will be prepared; (ii) the resources to be utilized in the preparation and prosecution of such applications; (iii) the parties' rights to review and/or approve such applications and other papers prior to filling in, or submission to, the United States Patent and Trademark Office and/or with the Registrar of Copyrights; (iv) the allocation of expenses incurred in the preparation, prosecution and maintenance of patent applications, patents, and copyright registrations and the like; (v) matters regarding the enforcement, through litigation, licensing or otherwise of the Joint Intellectual Property against third parties; and (vi) the manner in which revenue resulting from enforcement of Joint Intellectual Property will be shared between Coreum and iGST. Should a party choose not to participate in securing or protecting an element of Joint Intellectual Property, the other party may secure or protect its claims to such Joint Intellectual Property and shall be entitled to reap the benefit of its efforts without accounting to the other party, including without limitation retaining the full amount of any settlement or damage award from a third party. If one party declines to participate in securing or protecting an element of Joint Intellectual Property, and the other party secures Patents or Copyrights, the declining party will maintain ownership as specified in this Agreement. Moreover, the Patents or Copyrights obtained during and for the purpose of this Joint Development between Coreum and iGST under this Agreement will not be enforceable to either Coreum or iGST for the jointly developed Intellectual Property.

     3.5 Infringement by Third Parties. If either party learns of any possible infringement or misappropriation of either Party's Intellectual Property Rights, it shall immediately give notice thereof to the other party. iGST agrees to cooperate with Coreum's reasonable efforts to seek legal remedies for such infringements and misappropriations.

4.   Payments

     4.1 Fees. iGST shall pay to Coreum the fees set forth in the Statement of Work, including without limitation non-recurring engineering fees, milestone payments and payment-per-device set forth therein.

     4.2 Payment-per-Device ("PPD"). iGST shall, within thirty (30) days after the end of each calendar quarter:

               (a) Send to Coreum a report detailing the number of Devices sold during the quarter to which the payment set forth in Section 4.1 above applies, the rates at which the PPD were computed, the amount of PPD due, and all additional details necessary to show how these amounts were determined. iGST will provide Coreum with a written, quarterly report, whether or not any PPD is due; and

               (b) Pay to Coreum all PPD to which Coreum is entitled, as stated in the attached Statement of Work.

     4.3 Books and Records. iGST shall keep true and accurate records and books of account containing all the data reasonably required for the full computation and verification of royalty payments due under this Agreement for each quarter of each of iGST's fiscal years. Such materials shall be retained for a period of at least five (5) years following the end of the fiscal year to which they relate. iGST's books of account shall be maintained in accordance with generally accepted accounting principles consistently applied. iGST shall permit the auditing and copying of such records and books of account by Coreum's representatives. Fees and expenses incurred in connection with such inspections (such as professional fees and expenses paid to accountants or other examiners retained by Coreum and the cost of copying records and books of account) shall be borne by Coreum, unless such inspection shall reveal that an error of ten per cent (10%) or more in any payment was made during any given quarter, in which case the fees and expenses incurred in connection with the inspection during which such error was discovered shall be borne by iGST.

     4.4 Late Payment. Any payment not made when due shall bear interest at a rate equal to one percent (1%) per month, on the unpaid amounts from time to time outstanding from the date on which portions of such amounts became due and owing until payment thereof in full.

     4.5 No Set-Off. No part of any amount payable to either party hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which the other party may have against such party.

     4.6 Taxes. iGST will be responsible for the payment of all export, excise, sales, use, property and other taxes based on the transactions under this Agreement or the fees paid hereunder, including without limitation NRE fees and PPD. If iGST is required to withhold any taxes from amounts paid to Coreum under this Agreement, it shall pay Coreum an additional amount so that the amount actually received net of taxes by Coreum is the amount that Coreum would have received had there been no withholding tax.

     4.7 Currency. All payments hereunder shall be in United States Dollars. In the event of transactions giving rise to an obligation to make a payment hereunder with respect to which iGST receives payment in a currency other than currency which is legal tender in the United States of America, all payments required to be made by iGST under Section 4.1 hereof shall be converted, prior to payment, into United States Dollars at the applicable rate of exchange published in the Western United States edition of the Wall Street Journal on the last day of the month in which such transaction occurred.

5.   Maintenance

     5.1 Error Correction. For a period of ninety (90) days following acceptance of the Core, Coreum shall, at no additional charge to iGST, use reasonable efforts to fix any and all Errors, and provide technical support relating to the Core. In the event that part of the Coreum team has moved to iGST, then this team should be available to Coreum to support the error correction effort. Upon each successful fix or correction of Errors, Coreum shall deliver to iGST the Database comprising such fix or correction.

     5.2  Ongoing Support. Following expiration of the period set forth in
Section 5.1, iGST may elect to purchase additional support and maintenance services from Coreum at Coreum's then-current hourly rate plus reasonable expenses. Alternatively, iGST may purchase annual support and maintenance services at Coreum's then-current annual rates, payable in advance in quarterly installments. iGST may cancel such services upon receipt of Coreum's invoice for any semiannual installment or at any time upon ninety (90) days prior notice to Coreum, and receive a pro rata refund of any prepayments for the cancelled period. Coreum's rates are subject to change at Coreum's sole discretion upon thirty (30) days' advance notice for any period not then currently paid for by iGST.

6.   Warranties

     6.1 Limited Performance Warranty. Coreum represents and warrants that the Core will conform in all material respects to the Specifications for a period of ninety (90) days after acceptance of the Core in the initial iGST target Device and in accordance with Section 2.5 and the applicable Statement of Work. The warranty set forth above shall not apply if (A) the Devices are used in any direct or active operations of any equipment in any nuclear, aviation, mass transit, or medical applications, or in any other inherently dangerous applications, or (B) the Core is not used in accordance with the Documentation or is otherwise misused. The limited warranty set forth above shall also not apply to modifications or Improvements made by any party other than Coreum to the Core nor shall it apply to the Device as a whole except to the extent solely attributable to the Core.

     6.2 Remedies. iGST's sole and exclusive remedy and Coreum's sole and exclusive obligation for a breach of the warranty set forth in Section 6.1 shall be the Error correction provided in accordance with Section 5.

     6.3 Commercialization. Both Coreum and iGST shall use commercially reasonable efforts to manufacture, market, sell and warranty the Devices integrating the Jointly Developed Core.

     6.4 Warranty Exclusion. Except as provided in Section 6.1, Coreum makes no warranty of any kind with regard to the Deliverables, the Core, the Database, the Documentation, or any Coreum Intellectual Property Rights. COREUM EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE. No person is authorized to make any warranty or representation concerning the performance of the Core. Both Coreum and iGST agree that they will make no warranty, express or implied, on behalf of the other party.

     7.   Indemnification.

          7.1 Coreum Indemnity. Coreum agrees at its expense to defend any action, claim, suit or proceeding (a "Claim") that the Core infringes any third party's United States patent or copyright or misappropriates any third party's trade secret, and will indemnify iGST from and against any costs, liabilities and damages finally awarded against iGST by a court of competition jurisdiction in such Claim, including without limitation reasonable attorneys' fees; provided that (i) iGST promptly notifies Coreum of the existence of such Claim, (ii) iGST provides Coreum reasonable assistance upon Coreum's request and at Coreum's reasonable expense, and (iii) iGST gives Coreum the sole control of the defense and settlement of such Claim. If an injunction is obtained against iGST for use of the Core, or if Coreum reasonably believes that such injunction is likely, Coreum will, at its option and its expense, either (i) procure for iGST the right to continue using such Core, (ii) replace or modify Core or the infringing portions thereof so that they become non-infringing, or (iii) refund PPD and fees paid therefor depreciated on a straight-line basis over three (3) years and terminate this Agreement. Coreum will have no liability or obligation to defend or indemnify for any Claim arising from (i) the combination of Core with iGST or third party materials or intellectual property, unless it is determined by a court of competent jurisdiction that the Core is the sole infringing element of such claim; (ii) the modification or translation of Core or any portion of the Core by a party other then Coreum; (iii) any use by iGST of the Core after iGST becomes aware that the Core may be infringing; or (iv) use of an outmoded or superceded version of the Core after Coreum has made available a revised, non-infringing version.

     7.2 iGST Indemnity. Except as specifically provided in Section 7.1, iGST agrees to defend, indemnify and hold Coreum harmless from and against any and all Claims, brought by a third party and from and against any and all liabilities, losses, costs, including without limitation reasonable attorneys' fees and other court expenses related thereto, arising by reason of iGST's exercise of its rights under this Agreement, including without limitation any Claims that (i) the Devices infringe any third party's Intellectual Property Rights, or (ii) relate to product liability claims from use of the Devices; provided that (i) Coreum promptly notifies iGST of the existence of such Claim;
(ii) Coreum provides iGST reasonable assistance in the defense of such Claim at iGST's request and at iGST's reasonable expenses; and (iii) Coreum gives iGST the sole control of the defense and settlement for such Claim, except that iGST may not settle or compromise any Claim without Coreum's prior written consent unless such settlement or compromise unconditionally releases Coreum. iGST will have no liability for any Claim of indemnity under this Section 7.2 if it is determined by a court of competent jurisdiction that the Core, and not the combination of the Core with iGST or third party material, is the infringing element of such Claim.

     7.3 The foregoing provisions of this Section 7 state the entire liability and obligations of each party and the exclusive remedy of each party with respect to any alleged Intellectual Property Rights infringement by the Core, the Database, the Documentation and the Devices.

8.   Limitation Of Liability

OTHER THAN FOR BREACHES OF SECTIONS 3 AND SECTION 9, OR FOR ANY AMOUNTS PAYABLE PURSUANT TO SECTION 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, OR FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION ANY LOSS OF USE OR OTHER ECONOMIC DAMAGE, INCLUDING INJURY TO PROPERTY, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT,

REGARDLESS OF WHETHER THE OTHER PARTY WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF, THE POSSIBILITY THEREOF. IN NO EVENT SHALL COREUM'S AGGREGATE LIABILITY EXCEED THE AMOUNTS RECEIVED BY COREUM FROM CUSTOMER UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE DATE OF THE INITIAL EVENT RESULTING IN SUCH CLAIMS. THE EXISTENCE OF MULTIPLE CLAIMS SHALL NOT ENLARGE THE FOREGOING LIMIT. THE PARTIES ACKNOWLEDGE THAT THE FOREGOING LIMITATION OF LIABILITY IS A FUNDAMENTAL BASIS OF THE BARGAIN BETWEEN THE PARTIES AND THAT IN ITS ABSENCE THE ECONOMIC TERMS WOULD BE SUBSTANTIALLY DIFFERENT.

9.   Confidentiality

     9.1 Nondisclosure and Non-Use. All confidential or proprietary information disclosed by one party to the other and marked as confidential or proprietary ("Confidential Information") shall be treated as confidential and not disclosed or transferred by the recipient to third parties, other than the recipient's agents and employees who need to know such information to serve the recipient and who are obligated to treat such information as confidential. For purposes hereof, confidential or proprietary information disclosed orally shall also be considered Confidential Information hereunder if identified at the time of disclosure as confidential and thereafter summarized and reduced to writing, marked as confidential.

     9.2 Exclusions. Notwithstanding any other provision of this Agreement, neither party shall be restricted from using information received from the other party which: (a) is or becomes public knowledge through no wrongful act of the recipient; (b) is rightfully obtained by the recipient from a third party without similar restriction and without breach of any obligation owed to the disclosing party; (c) is approved for release by written authorization of the disclosing party.

     9.3 Enforcement. Each party shall exert its reasonable and diligent efforts, including, but not limited to the execution of proprietary non-disclosure agreements with employees, consultants, and other third parties, and legal action, to enforce compliance with the provisions of this Section 9 by its directors, officers, employees, and any third party to whom it provided access to Confidential Information of the other party.

10.  Term And Termination

     10.1 Term. Unless terminated earlier under the terms of this Section, this Agreement shall commence upon the Effective Date and shall continue for a period of 7 years or until terminated as provided below (the "Term").

     10.2 Termination for Breach. If either party materially defaults in the performance of its obligations hereunder, the defaulting party agrees to use its commercially reasonable efforts to correct the default within sixty (60) days after written notice of default from the non-defaulting party; provided, however, that the Acceptance of the Core has been in accordance with paragraph 2.5; period for a failure to make a payment when due shall be thirty (30) days. If any such default is not corrected within the applicable cure period, then the non-defaulting party at its option may, in addition to any other remedies it may have, terminate this Agreement immediately.

     10.3 Survival. Sections 1, 3, 4, 6.4, 7, 8, 9, 10 and 11 shall survive any termination or expiration of this Agreement.

11.  General Provisions

     11.1 Assignment. Either party may assign this Agreement in connection with a corporate reorganization, acquisition, merger, or sale of all or substantially all of its assets. Subject to the foregoing, neither party may assign or otherwise transfer this Agreement nor any rights or obligations under this Agreement, in whole or in part, without the other party's prior written consent. Any attempt by a party to effect such an assignment or transfer without the other party 's written consent will be void.

     11.2 Independent Contractors. The parties hereto are independent contractors. Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint venturers.

     11.3 Amendment. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless mutually assented to in writing by both parties.

     11.4 No Waiver. No waiver of any term or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be a further or continuing waiver of that term or condition or a waiver of any other term or condition.

     11.5 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof, to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement will continue in full force and effect. The parties agree to negotiate in good faith an enforceable substitute provision for any unenforceable provision that most nearly achieves the intent and economic effect of the unenforceable provision.

     11.6 Headings. The section headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     11.7 Notices. The addresses of the parties for this Agreement are as detailed below, or any other address as to which a party will notify the other fifteen days in advance. All notices and other communications delivered in person shall be deemed received upon delivery, sent by registered mail shall be deemed to have been received as of ten business days after sending thereof, and given by facsimile shall be deemed received twenty-four (24) hours after transmission with confirmed answer-back.

          If to Coreum:  Coreum, Inc.
                         4030, Moorpark Avenue, Suite #125,
                         San Jose, CA 95117
                         Fax:  408-
                         Attn:  Fuad Abunofal

          If to iGST:    iGS Technologies
                                4001, Burton Drive
                                Santa Clara, CA 95054
                                Fax: 408-982-8951
                                Attn: Jack Guedj

     11.8 Export Compliance; Government End Users. IGST and Coreum will not export, directly or indirectly, the Devices, or any portion of the Devices, or the Core in any form, to any country or foreign national for which United States laws or regulations require an export license or other governmental approval, without first obtaining such license or approval. Both Parties hereby agree to indemnify and hold the other Party harmless from and against any losses, damages, penalties or causes of action resulting from a violation of this Section.

     11.9 Force Majeure. Except for the payment of monies due under this Agreement, neither party shall be deemed to be in default under this Agreement as long as its failure to perform any of its obligations hereunder is occasioned solely by fire, labor disturbance, acts of civil or military authorities, acts of God, or any similar cause beyond such party's reasonable control. Upon the occurrence of an event of force majeure, the party claiming force majeure shall immediately notify the other of the nature and expected duration of the event of force majeure.

     11.10 Venue; Jurisdiction. Coreum and iGST each hereby irrevocably: (i) agree that upon the request of either part, any suit, action or other legal proceeding arising from or relating to this Agreement shall be brought in a court of competent jurisdiction in San Jose, California, which court shall have exclusive jurisdiction over any controversy arising from or related to this Agreement; (ii) consents to the jurisdiction of such court in any such suit, action or proceeding; and (iii) waives any objection it may have to the laying of venue of any such suit, action or proceeding in such court and waives any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Service of process in any suit, action or proceeding may be made in any manner permitted by law.

     11.11 Governing Law. This agreement shall be governed by and interpreted in accordance with the laws of California as between California residents, without reference to its conflict of laws principles. The parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

     11.12 Entire Agreement. This Agreement and the referenced Exhibits which are incorporated herein by this reference, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all previous and contemporaneous agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof.

     In Witness Whereof, the parties hereto have caused this JOINT DEVELOPMENT AGREEMENT to be signed in duplicate by duly authorized officers or representatives as of the date first above written.

iGST                                              Coreum, Inc.



By       /s/ Jack Guedj                               By     /s/ Fuad Abunofal

Name       Jack Guedj                                 Name     Fuad Abunofal

Title        President                                Title      President

             10/29/99                                            10/29/99

                                   EXHIBIT A

                               Statement Of Work

1. Purpose: Joint Development of MPEG HDTV/SDTV video, AC-3/MPEG Audio Layer 1 & 2, Transport, Memory Interface Core meeting iGST's requirements.
2. Coreum will provide Behavioral Model, Verilog source code, simulation environment and synthesis scripts.
3. Coreum will manage the development as a separate team which comprises of 2 to 4 Coreum engineers plus 2 to 4 engineers loaned from iGST. The Coreum dedicated team for iGST will join iGST within 6 months of the start of the program. The development program will take place approximately on an equal basis at the Coreum and iGST facilities.
4. Development fees
 .  NRE: $*** at contract signing with payment upon receipt of invoice from
   Coreum.
 . Payment to Coreum per iGST chip sold to its customers for the first 5,000,000 units or the first 5 years after signing of the final agreement whichever comes first:
   - first 500,000 units: $*** per chip
   - 500,000 to 1,000,000 units: $*** per chip
   - 1,000,000 to 2,000,000 units: $*** per chip
   - 2,000,000 to 5,000,000 units: $*** per chip
 . Coreum will receive a compensation of $15K/month/employee assigned to the iGST project for up to 4 employees for the period of 6 months estimated to complete the deliverables. An amount of $3K per month will be retained by iGST and paid upon working prototypes of the first chip embedding the technology defined in paragraph 2. Invoices for monthly payments will be sent by Coreum the 3rd week of the first month and then on a monthly basis. iGST will make the payment within 15 calendar days after receipt of the monthly invoice.
 . The specifications and development schedule have been mutually agreed upon by both parties and integrated as an attachments to this exhibit A: Attachment 1 for the specifications and Attachment 2 for the development schedule. If Coreum completes the development in less than 6 months, then iGST will grant 20,000 shares to be assigned at Coreum's discretion. Unless of no fault from Coreum, if Coreum completes the development more than 6 months, then there will be a 10% penalty on the payment per chip paid to Coreum.
 . If at least one of the Coreum employees join iGST and stay with iGST for a period of 1 year, Coreum will received an additional NRE of 100,000 shares of iGST at the price per share at the start of the program. If all the employees terminate their employment with iGST, without cause, before the one-year period, then no incentive will be paid. Finally, if at least one of the Coreum employees working on the program do not join iGST or join iGST but terminate his employment, without cause in less that 6 months, then there will be a 30% penalty on the payments per chip paid to Coreum.
6. iGST will review additional services at a mutually acceptable rate that Coreum can provide such as total chip integration, 0.18um conversion, design methodology or other design consulting services.
7. Both iGST and Coreum will co-own the design and code for the modules defined in paragraph 1 and developed by Coreum for iGST. It is understood that whatever Coreum develops independently and separately from the team that it assigns for iGST will be


*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     solely owned by Coreum. Similarly, whatever iGST develops independently will be solely owned by iGST.
8. The employees to be transferred from iGST to Coreum will be identified at the beginning of the program and interviewed by iGST. In turn, Coreum will also interview the 2 to 4 iGST engineers working on the program.

                           ATTACHMENT 1 TO EXHIBIT A

                                 SPECIFICATIONS

                       MPEG-2 Video Decoder and Transport

                        MPEG and AC-3 Audio Decoder Core

1.  DESCRIPTION OF WORK

Coreum Technology, Inc. "Coreum" and IGS Technologies "IGS" will integrate several of their own IP blocks in addition to some jointly developed IP blocks to build a Chip set for the Set Top Box market. Coreum IP blocks include (CRM_MVD, CRM_MCT, CRM_MAD and CRM_TSPF) with IGS Chip IGST6000. The new chip including the CPU will be called CRM6000.

NOTE:

 . ONLY CRM_MVD, CRM_MCT, CRM_MAD and CRM_TSPF were included in the original contract, the two new blocks mentioned in the following pages (CRM_VSF and CRM_ASE) were added to simplify the interface between the new chip and the existing IGST chip. They are not very complex but they add to the complexity of the design

 . The CPU block will be physically residing on the CRM6000 but it is the responsibility of IGS. As of 10/10/99 the CPU was not defined. This implies that the bus connected to the CPU is not defined yet.

 . In addition to the CRM_VSF and CRM_ASE, IGS is requesting that the CRM_MVD be able to run two streams of SD MPEG2, in order to be able to do that, it was agreed that the speed of CRM_MVD be almost doubled. The new speed target is set to 243MHz. Also the memory system CRM_MCT should be modified to support the increased bandwidth, a 64 bit wide bus will be needed, it is possble that the memory subsystem (external SDRAM) should run at 162NMz. The internal bus cBus should run at the speed of CRM_MVD.

 . IGS requested that the three copies of CRM_TSPF be used to enable reception of three simultanous bit streams. Though only one of these transports can be sent to the 8-bit parallel port. IGS has added the DVD and NRSS standards to the PID filter and removed MULTI2. IGS will provide all the specification of these Standards to Coreum.

 . For a low end application, IGS's requested that 16Bit memory interface be added, and that 2Mbyte configuration be supported.

 . IGS requested that a second CCIR656 port be added. Both ports will be identical and will connect to IGS6000

2. Full Chip Block Diagram:

[graphic]

CRM_6000

 .  The cBus will be build as a high speed bus to allow future scalability

 . Specification for the iBus will be given by IGS, the external CPU will connect to this bus and will run synchronously with iBus.

 .  CRM_MAD, is a SW that runs on the internal CPU

 .  The CPU type is not know yet. It will be licensed by IGS.

 . The ASE (Audio Streaming Engine) is a new block that was requested by IGS after the LOI

 . The VSF (Video Scaller Formater) is a new block that was requested by IGS after the LOI

2.1.  CRM_MVD: High Definition MPEGI/Mpeg2 Video decoder:

  CRM_MVD is a high definition MPEG1 and MPEG2 video decoder compliant with MailProfile@MainLevel and Main Profile @ High Level Functionality specified by ISO/IEC13818-1 and ISO/IEC 13818-2 standards. The CRM-MVD meets the constraints of the ATSC/Grand Alliance specification regarding High Leve.

The CRM-MVD is a Picture decoder; it decodes all layers of an elementary MPEG Video Bitstream up to the picture layer. The CRM-MVD off loads the on board embedded CPU from all the decoding functions; the CPU is required only at the Picture header setup. All modes of the MPEG video specifications are handled, including concealment motion vectors.

CRM_MVD can process the following video compressed formats and resolutions:

     .  720 x 480 @ 30 HZ
     .  720 x 576 @ 25 HZ
     .  352 x 240 @ 30 HZ
     .  352 x 288 @ 25 HZ

The CRM-MVD read the decompressed MPEG video elementary stream from a buffer in the SDRAM, decompresses it, decodes it and stores it back into a different buffer in the SDRAM as a frame or as a field.

The SW controlling CRM_MVD will be able to perform the following functions:

  1. Frame-store modes: 2, 2.5, 3 or more frames to allow scaling.

  2. Low delay decoding: The SW driver controling specially this decoder will pause if the channel buffer is empty and resume decoding process when data arrives. The decoder will repeat a suitable, previously decoded frame when this happens.

  3. CRM_MVD detects error in the input Video stream (MPEG2 syntax or grammar rules violations) With the help of the Host CPU these errors can be concealed.

  4. Trick modes (freeze, slow motion, fast forward, and fast reverse.

  5. Concatenated sequences. This IP is able to decode and present correct pictures at the boundary of two sequences which may include the sequence layer changes, such as:

     .  coding standard changes between MPEG-I and MPEG-2.
     .  frame size changes
     .  aspect ratio changes
     .  frame rate changes
     .  bit rate changes up to 15 (20) M bits/sec.
     .  VBV buffer size changes
     .  constrained parameters flag changes
     .  quantiser matrics changes

     .  profile and level indications
     .  progressive sequence
     .  chroma_format
     .  low delay
     .  missing sequence end

  6. will be able to display the last picture in a sequence even though there is no further data arrive.

  7. still picture decoding

  8. software controlled parameters: freeze frame/field, skip frame, manual setting of pan/scan vectors.

  9. Subpicture support for DVD

2.2.  CRM_MAD: MPEG1/Mpeg2 and AC3 Audio decoder:

CRM_MAD is programmable MPEGl/MPEG2 Audio decoder as well as AC3 Audio decoder. IT reads the decompressed MPEG video elementary stream from a buffer in the SDRAM, decompresses it, decodes it and stores back into a different buffer in the SDRAM as a frame or as a field.

The CRM_MAD has the following features:

     .  Decodes ISO/IEC 11172-3 MPEG- 1 Layer 1&2 stream

          .  Sampling rate: 48K HZ, 44.1K HZ, 32K HZ

          .  Conformance: highest level (16 bit)

     .  Decodes Dolby AC-3 audio streams according to ATSC A/52

          .  Sampling frequency: 48 K HZ, 44.1 K HZ, 32 K HZ

          .  Code modes: 1+1, 1/0, 2/0, 3/0, 2/1, 3/1, 2/2, 3/2

          .  Multi-channel down-mixing

          .  Conformance: Group A (20 bit)

     .  PCM modes for non-compressed audio data

          .  Sampling frequency: 48 K HZ, 44.1 K HZ, 32 K HZ

          .  1/0: 16-24 bit input PCM, 16-bit output PCM

          .  modes: PCM pass, mono, mono-L, mono-R

2.3.  CRM_MCT: ProgramMable sdram controller:

The CRM_MCT is programmable SDRAM controller optimized to work with Coreum CRM_MVD decoder to fully utilize the memory bandwidth. The CRM_MCT will support the following DMA channels:

     .    CRM_MVD

     .    CRM_MAD

     .    CPU Requests coming through the bridge

     .    CRM_TSPF

     .    8 bit Parallel port requests

The CRM_MCT will support 32 bit external SDRAM bus in the following configurations:

     .    4MBytes organized as 2 SDRAM chips of 16Mbitxl6

     . 8MBytes organized as 4 SDRAM chips of 16Mbit x8 (This configuration is not recommended )

     .    8MBytes organized as 1 SDRAM chip of 64Mbit x32

For future expansion, CRM_MCT will support 64 bit external SDRAM bus in the following configurations:

     .    8MBytes organized as 4 SDRAM chips of 16Mbit x16

     .    16Mbytes organized as 2 SDRAM chips of 64Mbit x32

The speed of the memory sub system will be the same as the CPU/CRM_MVD for the 32bit version and can be 2:1 or 3:2 for the 64bit version

2.4.  CPU: ON Board CPU:

The ON board CPU will be used to decode the Audio Stream, reading the compressed Audio stream from the local memory, decompresses the data and stores the decompressed Audio into the local memory. It will be used to perform portions of the Transport stream decoding and demultiplexing.

The CPU will interface to the iBus and will use one of the DMA channels of the CRM_MCT.

The CPU can be a slave for an external HOST will can access the CPU internal registers and give it the proper addressing and memory spaces.

     2.4.1. Memory space allocation:

     The memory space supported in this system will be allocated in the following way:

                                   [graphic]

The on board CPU can access all the shaded memory spaces.

2.5.  CRM_TSPF: Transport:

[graphic]

Features OF CRM_TSPF:

     . input rate: sustained input rate 80 M bits/sec serial and 9 M bytes/sec parallel

     .  32 PIDs supported

     .  extensive and programmable hardware section filter ( DVB, DSS, DMC )

     .  video clock recovery logic

     .  standard input interface for FEC/Error correction

     .  error handling capability at the transport level

     . conditional access interface support: internal DVB, NDS (News Data Service) and external conditional access interface (support transport level and PES level decryption as well as up to 12 pairs of 64 bit keys)

     . high speed input/output 8 bit parallel interface to allow different source of bit stream, i.e through a 1394 port on IGST6000 chip, to be filtered through CRM_TSPF .

2.6.  CRM_ASE: Audio streaming engine:

     The CRM_ASE was not part of the original proposal, IGST asked to add this block to simplify the interface and to create a more natural separation between Coreum's responsibilities and IGS's.

     The CRM_ASE will take the decoded audio data, residing in the Vmem after the CRM_MAD decompressed and decoded the data, will format it and serialized and send it to an external DAC.

     This block will support sampling frequency of: 48 K HZ, 44.1 K HZ, 32 K HZ

     It will read a decoded audio stream (originated from either MPEG or AC3) and convert it into SPDIF stream.

     Supports TSC/A52 Annex B., IEC 1967

2.7.  CRM_VSE: Video Streaming and Scaling Engine:

     The CRM_VSE was not part of the original proposal, IGST asked to add this block to simplify the interface and to create a more natural separation between Coreum's responsibilities and IGS's.

     The CRM_ASE will take the decoded Video data, residing in the Vmem after the CRM-MVD decompressed and decoded the data, will scale it, format it and send it encoded according to the CCIR656 standard. This data will be send directly to a CCIR656 input port in iGST6000.

2.8.  CRM_BRIDGE: Internal Bus bridge:

The bridge connects the internal high speed bus iBus with an external system bus. The internal bus will allow DMA bursts between the various processing units and the Vmem.

The speed of cBus will be a multiple of the Video speed and will be set to 135MHz for this generation, the system bus can run a different speed than the cBus.

3.0  General:

     All the IP will be designed to allow reusability, some features will be implemented to allow future expansion. Coreum cores will have a have a test shadow registers around them to ensure to simplify isolation of the core and testability during the manufacturing process.

     All Coreum designs will be scanable and will have fault coverage higher than 96%.

     All Coreum designs will be based on a library supplied by IGS (from UMC)

     All memories will be supplied by the IGS which will have all library views.

     NOTE: for the design to be able to reach 243MHz, a true 0.15 library will need to be supplied to Coreum at the beginning of the work.

                           ATTACHMENT 2 TO EXHIBIT A

                              MILESTONES SCHEDULE

                       MPEG-2 Video Decoder and Transport

                        MPEG and AC-3 Audio Decoder Core

3.  Tentative Project Schedule
    This Schedule takes into account the design of the following IP blocks, CR_MVD, CRM_MCT, CRM_MAD and CRM_TSPF


Phase                          DURATION                 SCHEDULE       Dates           NOTES
----------------------------------------------------------------------------------------------------------------
                                 (WW)                     (WW)
----------------------------------------------------------------------------------------------------------------
    0.0  Contract Signed           0          S             0          01-Nov-99         1
----------------------------------------------------------------------------------------------------------------
    0.5  Final Spec                4          P             4          29-Nov-99
----------------------------------------------------------------------------------------------------------------
    1.0  RTL Design. Rev 1.0       6          S             6          13-Dec-99
----------------------------------------------------------------------------------------------------------------
    1.5  Initial C Models          2          P             8          27-Dec-99         2
----------------------------------------------------------------------------------------------------------------
    2.0  RTL Design. Rev 2.0       6          S            12          24-Jan-00
----------------------------------------------------------------------------------------------------------------
    3.0  RTL Design. Rev 3.0       6          S            18          06-Mar-00         3
----------------------------------------------------------------------------------------------------------------
    4.0  RTL Design. Rev 4.0       6          S            24          17-Apr-00
----------------------------------------------------------------------------------------------------------------
    4.5  Sign Off                  4          P            28          15-May-00
----------------------------------------------------------------------------------------------------------------
    5.0  Final Design              4          S            28          15-May-00         4
----------------------------------------------------------------------------------------------------------------
    6.0  Post Silicon              4          S        28+FAB+4        24-Jul-00         5
----------------------------------------------------------------------------------------------------------------


Definition of "successful completion of phases" (Acceptance Criteria)

Phase 0.0: (Contract Signed)
  - Contract reviewed and signed.

Phase 0.5: (Final Spec)
  - All Specification agreed on
  - All block owners identified and assigned
  - Standard Cell library vendor identified.
  - Memory Generation tools/methods identified.

Phase 1.0: (RTL 1.0)
  - MVD will runs 10 bit streams
  -
Phase 1.5: (Initial C Models)
  - CPU Architecture finalized, C models ready for other SW development

Phase 2.0: (RTL 2.0)
  - MVD will runs 100 bit streams, TSPF demuxes DVB and NDS, MAD block decodes basic MPEG1/2 streams

Phase 3.0: (RTL 3.0)
  - External decryp I/F tested, 8 bit Parallel port tested, all modes of TSPF tested
  -  Basic Audio streams tested  for al formats

Phase 4.0: (RTL 4.0)
  - All Audio bit streams tested (100 streams?)
  - All Video bit streams tested (100 streams?)
  - All Modes of TSPF tested
  - All memory configurations tested
  - Floor plan release for chip integration

Phase 4.5: (Sign Off)
-  Identify all sign off criteria to be applied on Phase 5.0
-
Phase 5.0: (Final Design)
  - Same as Phase 4.0 plus
  - Timing goals met
  - Fits the area
  - Meets DfT goals

Phase 6.0: (post Silicon)
  - Assumes FAB time is 6 weeks, 4 weeks of debug time is allocated

NOTES:

     1) Design officially starts when every one assigned to the program is 100% on board. It is assumed that, at lease 3 engineers (Full Time) will be assigned from Coreum and three other engineers (Full Time) will be assigned from IGS to work on this program. The program will be Managed By a Coreum Manager.

     2) Initial C models will be provided as early as possible to allow other SW development to start in parallel to the HW design

     3) Physical design will start as early as possible. This will allow quick feedback to the logic design and will ensure a smooth Tapeout.

     4)  Final chip integration done at IGS site.

     5) Silicon Debug will be done as IGS site. Engineers from both companies will collaborate to ensure a smooth and quick transfer to Production.

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